                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       LODGENET ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107

                            ------------------------

                                                                  April 13, 2000

Dear Stockholder:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of LodgeNet Entertainment Corporation. The meeting will be held on Wednesday, May 10, 2000, at 9:00 a.m., Central Daylight Time, at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. We encourage you to read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

    We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Very truly yours,

/s/ Tim C. Flynn                               /s/ Scott C. Petersen

Tim C. Flynn                                   Scott C. Petersen
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       LODGENET ENTERTAINMENT CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the "Meeting") of LodgeNet Entertainment Corporation (the "Company") will be held at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 10, 2000, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

TO RECEIVE AND CONSIDER:

    The report of Management on the business of the Company and the Company's audited financial statements for the fiscal year ended December 31, 1999, together with the report thereon of Arthur Andersen LLP, the Company's independent public accountants.

TO ACT ON:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2003 and until such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                      R. Douglas Bradbury
                                   Richard R. Hylland

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended, (the "Plan") to increase the initial and the annual stock option grant to each non-employee director from 6,000 shares to 12,000 shares and to authorize up to an additional 750,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan.

    3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

    4. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

    Only those stockholders of record on March 22, 2000 shall be entitled to notice of and to vote in person or by proxy at the Meeting.

    The Proxy Statement which accompanies this notice contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

    As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will be first mailed to stockholders on or about April 13, 2000.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                                          By Order of the Board of Directors,

                                          /s/ Daniel P. Johnson

                                          Daniel P. Johnson
                                          SECRETARY

Dated:  April 13, 2000

                       LODGENET ENTERTAINMENT CORPORATION
                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107
                                 (605) 988-1000

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2000

                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of LodgeNet Entertainment Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Wednesday, May 10, 2000, at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time, and at any and all adjournments thereof. Tim C. Flynn and Scott C. Petersen, the designated proxyholders (the "Proxyholders"), are members of the Company's management. This Proxy Statement and the enclosed proxy card (the "Proxy") and other enclosures will be first mailed to stockholders on or about April 13, 2000. Only stockholders of record on March 22, 2000 (the "Record Date") are entitled to vote in person or by proxy at the Meeting.

MATTERS TO BE CONSIDERED

    The matters to be considered and voted upon at the Meeting will be:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2003 and until such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                  R. Douglas Bradbury
                                  Richard R. Hylland

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended, (the "Plan") to increase the initial and the annual stock option grant to each non-employee director from 6,000 shares to 12,000 shares and to authorize up to an additional 750,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan.

    3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

    4. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

VOTING AND REVOCABILITY OF PROXIES

    A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting to the Secretary of the Company a written revocation of such proxy or a duly executed proxy bearing a later date or by voting in person at the Meeting.

    Unless revoked, the shares of common stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, your shares of common stock will be voted: (i) "FOR" the election of the nominees for director set forth herein; (ii) "FOR" approval of the Plan Amendment; and (iii) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

    The enclosed Proxy confers discretionary authority with respect to any amendments or modifications of the proposals or other business which properly may be brought before the Meeting. As of the date hereof, management is not aware of any such amendments or modifications or other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendation and in the discretion of the Board of Directors.

COSTS OF SOLICITATION OF PROXIES

    This Proxy is made on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

OUTSTANDING SECURITIES AND VOTING RIGHTS

    The authorized capital of the Company consists of 20,000,000 shares of common stock, par value $.01 per share, of which 12,123,688 shares were issued and outstanding on the Record Date, and 5,000,000 shares of preferred stock, $.01 par value, of which there are no shares outstanding.

    A majority of the outstanding shares of common stock constitutes a quorum for the conduct of business at the Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders. The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the persons receiving the highest number of votes will be elected. The approval of the Plan Amendment and the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000 require the affirmative vote of a majority of the common stock represented and entitled to vote at the Meeting. Shares represented by a proxy card marked as abstaining on any proposal will be counted as a vote against that matter. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

    Brokers and nominees holding common stock in "street name" which are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the common stock and to solicit voting instructions with respect to the matters submitted to the stockholders. In the event any such broker or nominee has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker or nominee may give or authorize the giving of a Proxy to vote such common stock on the matters to be considered at the Meeting; PROVIDED, HOWEVER, that the broker or nominee may not give or authorize the giving of a Proxy for any matter if it has notice of any contest with respect to any matter, and, PROVIDED, FURTHER, that the broker or nominee may not vote the common stock "FOR" any matter which substantially affects the rights or privileges of the common stock without specific instructions from the beneficial owner. If you hold your common stock in "street name" and you fail to instruct your broker or nominee as to how to vote your common stock, your broker or nominee may, in its discretion, vote your common stock "FOR" the election of the Board of Directors' nominees and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of common stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in "street name"), by each director and nominee for director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers, as a group:

NAME AND ADDRESS OF                              AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNER(1)(2)                          BENEFICIAL OWNERSHIP(3)   OF CLASS(3)
----------------------                          -----------------------   -----------
Scott C. Petersen, President and Chief
  Executive Officer, Director(4)..............           509,745               4.2%
Tim C. Flynn, Chairman of the Board of
  Directors(4)................................           718,627               5.9%
John M. O'Haugherty, Senior Vice President,
  Chief Operating Officer(4)..................           107,367                 *
David M. Bankers, Senior Vice
  President/Business Development, Chief
  Technology Officer(4).......................            72,381                 *
Jeffrey T. Weisner, Senior Vice President,
  Chief Financial Officer(4)..................           109,175                 *
R. Douglas Bradbury, Director(5)..............             6,000                 *
Lawrence Flinn, Jr., Director(6)..............           132,559               1.1%
Richard R. Hylland, Director(7)...............            37,559                 *
R. F. Leyendecker, Director(8)................            42,559                 *
Red Coat Capital Management, LLC(9)(10).......         2,023,500              16.7%
Alex Brown Investment Management(11)..........           981,700               8.1%
Wellington Management Company LLP(12).........           700,000               5.8%
Directors and Executive Officers(4)
  (A group of 17 persons).....................         1,941,104              16.1%

------------------------

   * Less than 1%.

 (1) Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

 (2) Each named person has sole voting and investment power with respect to the shares listed, except as noted below.

 (3) Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (4) Includes shares issuable upon the exercise of options to purchase Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date as follows: Mr. Petersen, 335,343 shares; Mr. Flynn, 177,222 shares; Mr. O'Haugherty, 102,367 shares; Mr. Bankers, 72,381 shares; and Mr. Weisner, 57,375 shares; and all directors and executive officers as a group, 943,688 shares. Does not include 24,063 shares held in the Company's 401(k) Plan of which Mr. Flynn and Mr. Petersen are Trustees; and for Mr. Flynn, includes 1,200 shares owned by Mr. Flynn's minor children, and for Mr. Petersen includes 150 shares owned by Mr. Petersen's minor children.

 (5) Includes 6,000 shares of Common Stock which Mr. Bradbury has the right to acquire by the exercise of vested stock options.

 (6) Includes 29,000 shares of Common Stock which Mr. Flinn has the right to acquire by the exercise of vested stock options.

 (7) Includes 34,000 shares of Common Stock which Mr. Hylland has the right to acquire by the exercise of vested stock options.

 (8) Includes 39,000 shares of Common Stock which Mr. Leyendecker has the right to acquire by the exercise of vested stock options.

 (9) The address for Red Coat Capital Management, LLC is 600 Third Avenue, 21(st) Floor, New York, New York, 10016; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1999.

 (10) In accordance with the provisions of the Stockholders Rights Plan ("Rights Plan"), Red Coat Capital Management, LLC is not an "acquiring person" as it has certified in writing to the Company that it inadvertently exceeded the Rights Plan's 15% threshold and will take steps to divest as promptly as practicable to below that threshold and to advise the Company upon the completion of such divestiture.

 (11) The address for Alex Brown Investment Management is 217 E. Redwood Street, Suite 1400, Baltimore, Maryland, 21202; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1999.

 (12) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1999.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND NOMINEES

    The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of six members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one-third of the directors elected each year.

    The directors nominated for reelection are R. Douglas Bradbury and Richard
R. Hylland. Mr. Bradbury was appointed to the Board in September of 1999.
Mr. Hylland is completing the term to which he was elected by the stockholders in 1997. Each nominee has indicated his willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that either Mr. Bradbury or Mr. Hylland should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee(s), if any, as shall be designated by the Board of Directors. Management has no reason to believe that the nominees will be unavailable to serve.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following table sets forth certain information, as of the Record Date, with respect to the nominees for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominees for director and the continuing directors is set forth above under "Beneficial Ownership of Principal Stockholders and Management."

                                                                                                   YEAR FIRST
                                                                                                     BECAME
                                                                                                 DIRECTOR (1)/
NAME                        AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS   TERM EXPIRES
----                      --------   ----------------------------------------------------------  --------------
NOMINEES FOR DIRECTOR:

R. Douglas Bradbury....      49      Executive Vice President and Chief Financial Officer of        1999/2000
                                       Level 3 Communications, Inc. ("LVLT")* from
                                       1996-present; Chief Financial Officer, 1992-1996;
                                       Executive Vice President, 1995-1996; Senior Vice
                                       President, 1992-1995 of MFS Communications Company,
                                       Inc.; Senior Vice President--Corporate Affairs for MFS
                                       Telecom, 1988-1992.

Richard R. Hylland.....      39      President, Chief Operating Officer and Director of             1990/2000
                                       NorthWestern Corporation ("NOR")* from 1998-present;
                                       Vice Chairman of NorthWestern Growth Corporation from
                                       1994-present; Cornerstone Propane GP, Inc., Blue Dot
                                       Services, Inc., Expanets, Inc.; Chairman of Franklin
                                       Industries; and serves on the boards of MDC
                                       Communications and other private entities.

OTHER DIRECTORS:

Lawrence Flinn, Jr.....      64      Private Investor; Formerly Chairman, Chief Executive           1994/2001
                                       Officer and Director of United Video Satellite Group,
                                       Inc.

                                                                                                   YEAR FIRST
                                                                                                     BECAME
                                                                                                 DIRECTOR (1)/
NAME                        AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS   TERM EXPIRES
----                      --------   ----------------------------------------------------------  --------------
Scott C. Petersen......      44      President and Chief Executive Officer of the Company. Mr.      1993/2001
                                       Petersen joined the Company in 1987 as Senior Vice
                                       President for Corporate and Legal Affairs, was appointed
                                       Executive Vice President and Chief Operating Officer in
                                       1991 and was appointed President and Chief Executive
                                       Officer in July 1998.

Tim C. Flynn...........      50      Chairman of the Board of Directors of the Company. Mr.         1983/2002
                                       Flynn founded the Company in 1980 and served as its
                                       President and Chief Executive Officer from its
                                       incorporation in 1983 until July 1998.

R. F. Leyendecker......      54      President and Chief Executive Officer of NorthWestern          1986/2002
                                       Energy Corporation and President and Chief Executive
                                       Officer of NorCom Advanced Technologies, 1998-present;
                                       Vice President--Market Development, Northwestern
                                       Corporation ("NOR")*, 1996-1997; Vice President--Energy
                                       Services, NPSC 1994-1996.

------------------------

*   Denotes public company.

(1) For purposes of this table, the year in which an individual first became a director of the Company shall be the year in which such individual was appointed to the Board of Directors of the Company or its South Dakota predecessor.

PROCEDURES FOR NOMINATING DIRECTORS

    The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal office. Such notice must be received at least 90 days prior to the date on which, in the immediately preceding calendar year, the Company's Annual Meeting of Stockholders for such year was held; PROVIDED, HOWEVER, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder's notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the meeting is first given or made to stockholders. The stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors is composed of Messrs. Hylland, Bradbury, Flinn and Leyendecker, each of whom is a disinterested director. The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to accounting, auditing, operating and reporting practices of the Company. The Audit Committee met three times during 1999.

    The Compensation Committee of the Board of Directors is composed of Messrs. Leyendecker, Bradbury, Flinn and Hylland, each of whom is a disinterested director. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company's executive officers and serves as disinterested administrators of the Plan. The Compensation Committee met four times during 1999. For a description of the functions of the Compensation Committee, see "ELECTION OF DIRECTORS--Executive Compensation--REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

    The Board of Directors met five times during 1999. All of the persons who were directors of the Company during 1999 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served.

DIRECTOR COMPENSATION

    The compensation to be paid to each non-employee director is set at $20,000 per year, $500 for each committee meeting attended, and reimbursement for travel and related expenses for attendance at Board and Committee meetings. The non-employee directors receive half of their annual retainer in the form of cash and the other half in shares of the Company's Common Stock. Non-employee directors currently receive upon their initial election or appointment to the Board a nonqualified stock option to purchase 6,000 shares of Common Stock under the Plan plus an additional 6,000 options to be granted on each anniversary of such election during the term of service. In November of 1999, the Compensation Committee retained the consulting firm of William M. Mercer, Incorporated ("Mercer") to advise the Committee on compensation issues. Following receipt of the Mercer report in February of 2000, the Compensation Committee and Board raised the per meeting fee from $300 to $500 and recommended that the initial and annual stock options for non-employee directors be increased from 6,000 to 12,000 shares. That recommendation is to be voted on by the stockholders at the Annual Meeting.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company's knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 1999 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman, the Chief Executive Officer ("CEO") and the four most highly compensated executive officers other than the CEO (determined as of the end of the last fiscal year) (the "Named Executives") whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                          ANNUAL COMPENSATION                     COMPENSATION
                                        -------------------------------------------------------   -------------
                                                                                OTHER ANNUAL      STOCK OPTIONS
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)      BONUS($)   COMPENSATION($)(1)        (#)
---------------------------             --------   ---------      --------   ------------------   -------------
Scott C. Petersen.....................    1999      320,000       193,280          26,735                  --
  President, Chief Executive Officer      1998      284,663       181,171          23,781             100,000
                                          1997      250,000        53,620          21,003              20,000

Tim C. Flynn..........................    1999      267,800            --          22,820                  --
  Chairman of the Board of Directors      1998      267,800       113,713          22,600             100,000
                                          1997      260,000        55,765          21,793              20,000

John M. O'Haugherty...................    1999      170,000        74,779          15,510                  --
  Senior Vice President, Chief            1998      164,800        60,114          14,875              40,000
  Operating Officer                       1997      160,000        59,782          14,293              15,000

David M. Bankers......................    1999      160,000        71,430          15,595                  --
  Senior Vice President/Business          1998      150,000        53,078          13,765              40,000
  Development, Chief Technology           1997      125,000        16,600          11,668              12,500
    Officer

Jeffrey T. Wesiner....................    1999      150,000        62,044          19,355                  --
  Senior Vice President, Chief            1998      140,000        46,179          13,015              32,500
    Financial
  Officer                                 1997      125,000        16,600          11,668              12,500

------------------------

(1) Reflects compensation paid to the Named Executives by the Company in order for them to purchase individual supplemental insurance coverage and other benefits.

EMPLOYMENT AGREEMENTS

    In connection with the Company's initial public offering in October 1993, the Company entered into employment agreements with each of Mr. Flynn and Mr. Petersen, dated August 16, 1993. In July 1998, Mr. Petersen became Chief Executive Officer and President of the Company and at that time the Board amended and extended the term of Mr. Petersen's agreement until June 30, 2000 with the base salary for 1999 set at $320,000. In addition, Mr. Petersen is entitled to participate in various Company employment benefits plans. At that same time, the Board amended and extended the term of Mr. Flynn's agreement until July 31, 2000, with the base salary for 1999 set at $267,500. In addition, Mr. Flynn is entitled to participate in various Company employment benefit plans.

    Mr. Petersen's agreement also contains an automatic renewal provision which, absent notice from either the Company or Mr. Petersen on or before each November 1, beginning in 1999, the agreement is extended for an additional year. Accordingly, Mr. Petersen's agreement is currently extended until June 30, 2001. Mr. Petersen's employment may be terminated prior to the expiration of the term of the agreement (i) automatically upon Mr. Petersen's death or disability; or
(ii) by the Company at any time, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the maximum bonus for the then current year under any bonus program in which Mr. Petersen may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause including an election by the Company not to allow the agreement to automatically extend, the Company will pay
Mr. Petersen a severance payment for a period of twenty four months at a monthly rate equal to Mr. Petersen's monthly base salary increased by twenty percent. In the event of a termination after a change in control involving the Company, the terms of Mr. Petersen's agreement will be governed by the terms and conditions of the Severance Agreements described below. The employment agreement contains a covenant by Mr. Petersen not to compete with the Company, or to work for a competing business, for the term of his employment. Should Mr. Petersen compete with the Company following his termination, the Company's obligation to make severance or other payments shall immediately cease.

    On May 11, 1999, the Company entered into employment agreements with David
M. Bankers, the Company's Senior Vice President/Business Development and Chief Technology Officer, John M. O'Haugherty, the Company's Senior Vice President and Chief Operating Officer, and Jeffrey T. Weisner, the Company's Senior Vice President and Chief Financial Officer. The terms of each of those employment agreements are the same as in Mr. Petersen's agreement summarized above, with the exception of salary (as set forth in the Summary Compensation Table) and the term of each of those agreements expire on December 31 of each current year, subject to automatic renewal on November 1 of each year.

    In July 1995, the Compensation Committee authorized the Company to enter into agreements (the "Severance Agreements") with the Company's President and its other executive officers, including the officers named in the Summary Compensation Table, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. No compensation is payable to any executive under the Severance Agreements unless
(i) there has been a change in control and (ii) the executive's employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A "change in control" is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company's outstanding capital stock having the right to vote in the election of directors (excluding any such transaction that is effected at an actual or implied average valuation of less than $6.75 per share of common stock); (ii) a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or persons nominated by such members;
(iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company's operating cash flow), excluding a business combination or transaction in which:
(a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; (b) no person or group becomes the beneficial owner of 30% or more of the Company's voting stock; or (c) the purchase price results in an actual or implied average valuation of less than $6.75 per share of common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

    Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for a 30-month period. The Severance Agreements contain a covenant not to compete with the Company for a period of six months following a covered termination, and executives are not required to mitigate any termination benefits (nor will such benefits be reduced by compensation received from other employment). The Severance Agreements terminate upon the earlier of: (i) five years (subject to automatic one-year extensions unless the Board otherwise notifies the executive); (ii) the termination of the executive's employment other than pursuant to a covered termination described above; (iii) two years from the date of a change in control of the Company if there has not been a covered termination; and (iv) prior to a change in control upon the executive's ceasing to be an executive officer of the Company.

STOCK OPTIONS

    There were no grant of stock options during the fiscal year ended December 31, 1999 to any of the Named Executives.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 1999 and unexercised options held by the Named Executives as of December 31, 1999:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                    UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                              ACQUIRED ON    VALUE            12/31/99 (#)                 12/31/99 ($)(1)
                               EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                              (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Scott C. Petersen...........      N/A         N/A        320,343        35,000        5,863,509       429,525
Tim C. Flynn................      N/A         N/A        147,222        35,000        2,026,827       429,525
John M. O'Haugherty.........      N/A         N/A         95,617        49,500        1,552,747       598,667
David M. Bankers............      N/A         N/A         71,256        38,250        1,173,625       496,311
Jeffrey T. Weisner..........      N/A         N/A         58,861        32,250          751,630       412,821

------------------------

(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock on December 31, 1999 ($24.875 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's chief executive officer and each of the other executive officers of the Company. The Committee consists exclusively of disinterested directors. Set forth below is the Report of the Committee addressing the Company's policies regarding executive compensation for 1999.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

    THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. The Company's compensation policies are designed by the Committee to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve specific strategic objectives of the Company, and (iii) align the interests of senior management with the long-term interests of the Company's shareholders. The three key elements of the Company's compensation program are base salary, an annual performance-based cash bonus, and long-term stock options.

    The Company's executive officers are also permitted to participate in the Company's broad based employee benefit plans and receive supplementary payments to enable such executives to purchase additional insurance coverage and other benefits. The incremental cost to the Company of the benefits provided under these plans to the Named Executives averaged approximately 9.7% of their base salaries in 1999.

    BASE SALARIES. The Company's approach to compensating executive officers has been to pay base salaries which are competitive with the salaries paid to executives of other companies of comparable size and growth rates in the media and communications industries, and based upon the Committee's judgment of the particular individual's experience, performance and potential contributions to the Company. The Company believes executive compensation levels must be competitive with those provided to other executives in the media, communications and Internet connectivity industries in order to attract and retain qualified executives crucial to the Company's long-term success. The group of companies considered by the Committee is broader than the group shown in the performance graph included below because the Company believes that it competes with a broader group of companies for executive talent.

    The Company's Chief Executive Officer, Mr. Petersen, is employed pursuant to an employment contracts (the "Employment Contract") entered dated July 22, 1998. The Employment Contract was for an initial term through June 30, 2000, and automatically extends each year unless either the Company or Mr. Petersen elect not to extend. In approving the Employment Contract, the Board made a subjective assessment of management performance relating to the achievement of financial targets and strategic milestones and considered the salary levels of executive officers of its competitors and other public companies of comparable size.
Mr. Petersen's base salary of $320,000, did not change between 1998 and 1999. Mr. Flynn, the Company's Chairman of the Board, is employed pursuant to an employment contract for a term through July 31, 2000. Mr. Flynn's base salary of $267,800, did not change between 1998 and 1999. With respect to the Company's other Named Executive officers, based on the policies and factors described above, including the performance of the Company and peer group compensation, the Committee approved base salary adjustments for 1999 averaging 5.5% for such Named Executive officers. The Company has also entered into employment agreements with such Named Executive officers, namely: David M. Bankers, John M. O'Haugherty and Jeffrey T. Weisner. See "EXECUTIVE COMPENSATION--EMPLOYMENT AGREEMENTS."

    BONUS COMPENSATION. The Company's officers are eligible to receive annual cash incentive compensation based on achieving specific goals and objectives established by the Committee. In December 1998 the Committee established an executive bonus program for 1999 based on the achievement by the executive of a combination of target goals relating to earnings before interest, expense, income taxes, growth in new Guest Pay interactive rooms; and the achievement of strategic goals, the particular combination of targets and their respective weighting being dependent upon the nature of the participating executive's areas of responsibility. Target bonuses under the program assuming budgeted expectations were met could range from 20% to approximately 40% of base salary depending upon the executive's position. If results significantly exceeded budgeted expectations, bonus payments under the program could equal up to 60% of base salary. The Committee met in February 2000 to evaluate the Company's performance and determine the 1999 bonuses for executive officers. The Committee considered whether the target goals for 1999 were attained and reviewed strategic events that occurred during the year. In light of the foregoing, the Committee approved the cash bonus payments to the Named Executives reflected in the Summary Compensation Table.

    LONG-TERM STOCK OPTIONS. The Company believes that stock ownership by executive officers and key employees aligns their interests with those of stockholders. Stock options granted to such persons are intended to provide such employees with an incentive to achieve superior performance that will be reflected in the appreciation of the Company's common stock. The terms and conditions of such options are determined and administered by the Committee. Generally, stock options are granted annually with an exercise price equal to the prevailing market value of the Company's common stock at the time of grant, have ten year terms and vest over a four year period. The nature of the long-term stock option compensation means that participating executives will not realize compensation unless the value of the Company's common stock increases. Each executive officer is considered for stock options based on his or her responsibilities in the Company and existing stock option position, as well as stock option award levels of comparable media and communications companies. No option grants were made to the Named Executives in 1999 as the 1998 option grants were intended as two year grants.

    SEVERANCE AGREEMENTS. The Board believes that it is in the interest of the Company and its stockholders to reinforce and encourage the continued dedication of the Company's executive officers without the distractions occasioned by the possibility of an abrupt change in control of the Company. In July 1995, the Committee authorized the Company to enter into severance agreements with the Company's president and its other executive officers, including the Named Executives, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. See "EXECUTIVE COMPENSATION--EMPLOYMENT AGREEMENTS."

    IRC SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officers and the four most highly compensated executive officers (other than the chief executive officer), unless certain criteria are satisfied. During 1999, the Board discussed the adoption of an amendment of the Company's stock option plan to, among other things, qualify for an exemption from the limitation on deductibility with respect to stock options granted under the plan. No officer of the Company receives compensation in excess of such amount and, accordingly, such action was not taken in 1999.

                                        THE COMPENSATION COMMITTEE

                                        R.F. Leyendecker
                                        R. Douglas Bradbury
                                        Lawrence Flinn, Jr.
                                        Richard R. Hylland

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee has ever served as an officer of the Company, other than Mr. Leyendecker, who served as the Company's Treasurer from 1988 though 1992. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Flynn, Chairman of the Board, and Mr. Petersen, President and Chief Executive Officer of the Company.

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In 1998 the Board of Directors authorized loans to Tim C. Flynn and Scott C. Petersen in amounts not to exceed $1.5 million and $500,000, respectively, secured by LodgeNet common stock with interest to accrue at a rate commensurate with the current interest rate of the revolving credit facility. Mr. Petersen's loan has since been repaid in full. As of the date of this document, Mr. Flynn's outstanding loan balance was approximately $84,000. Except for those loans, none of the directors or executive officers of the Company or any subsidiary thereof, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $60,000. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year.

                               PERFORMANCE GRAPH

    The following graph compares the percentage change in the Company's cumulative total shareholder return on its common stock with (i) the cumulative total return of the NASDAQ Market Index and (ii) the cumulative total return of all companies (the "Peer Group") with the same four-digit standard industrial code (SIC) as the Company (SIC Code 4841--Cable and Other Pay Television Services) over the period from December 31, 1994 through December 31, 1999. The graph assumes an initial investment of $100 in each of the Company, the NASDAQ Market Index and the Peer Group and reinvestment of dividends. The Company did not declare or pay any dividends in 1999. The graph is not necessarily indicative of future price performance. THIS GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, NASDAQ MARKET INDEX AND PEER GROUP*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          LODGENET ENTERTAINMENT CORP.  CABLE, OTHER PAY TV SERVICES  NASDAQ MARKET INDEX
DOLLARS
12/31/94                       $100.00                        100.00               100.00
12/31/95                       $125.62                        115.45               129.71
12/31/96                       $234.71                         93.86               161.18
12/31/97                       $145.45                        157.19               197.16
12/31/98                        $90.91                        302.58               278.08
12/31/99                       $328.93                        541.57               490.46

                                                                         DECEMBER 31
                                               ---------------------------------------------------------------
                                                 1994       1995       1996       1997       1998       1999
                                               --------   --------   --------   --------   --------   --------
LodgeNet Entertainment.......................  $100.00    $125.62    $234.71    $145.45    $ 90.91    $328.93
Cable, Other Pay TV Services.................   100.00     115.45      93.86     157.19     302.58     541.57
NASDAQ Market Index..........................   100.00     129.71     161.18     197.16     278.08     490.46

------------------------

*   Source: Media General Financial Services, Inc.

               AMENDMENT OF THE COMPANY'S 1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan was adopted by action of the Board of Directors and stockholders effective as of August 16, 1993 and was amended in each of 1994, 1995, 1996 and 1998 (as amended, the "Plan"). The 1996 amendment and restatement of the Plan incorporated amendments adopted in 1995 and 1996 as well as amendments that conformed the Plan to revisions in Rule 16b-3 promulgated under the Exchange Act and to permit Non-Employee Directors to elect to receive their fees in nonqualified stock options ("NSOs") and/or shares of Common Stock.

    The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling the Company and its subsidiaries to attract and retain qualified management and to provide added incentive to officers, directors, consultants and other key employees of the Company and its affiliates for high levels of performance and to encourage stock ownership in the Company. Currently, the Plan provides for the issuance of a maximum 1,800,000 shares. As of March 15, 2000, less than 50,000 shares were available for grant under the Plan.

    The Board believes that the number of shares presently available for grant under the Plan is insufficient to enable the Company to retain or attract high caliber individuals in today's competitive market. Therefore, the Board has adopted, subject to stockholder approval, an amendment to Section 4 of the Plan to authorize up to an additional 750,000 shares (for a total of 2,550,000) reserved for issuance under the Plan (the "Plan Amendment"). Any such options granted in the future will be subject to the same terms and provisions as provided in the Plan or as otherwise determined by the Compensation Committee pursuant to discretionary authority granted under the Plan.

    The Board believes that in order to attract and retain high caliber individuals to serve on the Company's Board of Directors it is necessary to provide competitive long term compensation in the form of stock option grants to non-employee directors. Based on information provided to the Board by the consulting firm of William M. Mercer, Incorporated, the Board has adopted, subject to stockholder approval, an amendment to Section 5 of the Plan to increase the initial and annual recommends stock option grants to non-employee directors from 6,000 shares to 12,000 shares.

    The Board of Directors believes that the Company's policy of encouraging stock ownership by its directors, officers and key employees has been a positive factor in its growth and success by enabling the Company to attract and retain quality directors and key employees, to stimulate the efforts of such individuals towards achievement of the Company's objectives and to align the interests of such individuals with those of the Company's stockholders.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    "FOR" THE APPROVAL OF THE PLAN AMENDMENT

    A general description of the basic features of the Plan is set forth below. This summary is qualified in its entirety by the actual text of the Plan, a copy of which may be obtained from the Company.

    GENERAL. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and reward key managerial employees ("Key Employees") and non-employee directors ("Non-Employee Directors") of the Company by offering them the opportunity to have a greater proprietary interest in and closer identity with the Company and its financial success. Shares of common stock subject to Options which expire or are terminated or canceled may be re-added to the remaining number of shares of common stock available for grant.

    ADMINISTRATION. The Plan is administered by the Committee. The Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Options granted under the Plan, including the number of option grants, exercise price, duration and method of exercise as set forth in the Plan, and make such other determinations as it deems necessary or advisable for the administration of the Plan.

    TYPE OF OPTIONS GRANTED. An option granted under the Plan to a Key Employee to purchase shares of the Company's common stock may be an incentive stock option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or a nonqualified stock option ("NSO") (collectively, the "Options"). Under the existing provision, each individual who becomes a Non-Employee Director automatically is granted an NSO to purchase 6,000 shares of common stock upon initial election to the Company's Board of Directors and an additional grant of 6,000 options on each anniversary of such election during the term of service. The Board recommends the Stockholders approve an amendment to increase such initial and annual grants to non-employee directors from 6,000 shares to 12,000 shares. The per share exercise price of each NSO granted to a Non-Employee Director must be 100% of the fair market value of a share of Common Stock on the date of grant. Subject to the provisions regarding termination of service, if applicable, each such NSO may be exercised in whole or in part not earlier than six months after the date of grant and shall expire on the date ten years after the date of grant. Additionally, Non-Employee Directors may elect to receive all or a portion of their annual retainer payments and meeting fees in NSOs and/or shares of Common Stock.

    REQUIRED TERMS AND CONDITIONS OF OPTIONS. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, consistent with the requirements of the Code and subject to the general provisions of the Plan and the following specific rules. Except as otherwise provided, the per share exercise price of each ISO shall be at least 100% of the fair market value of the common stock at the time of grant, provided that in the case of an ISO granted to a Key Employee who at the time of grant owns (as defined in Section 424(d) of the Code) stock of the Company or its parent or subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price shall be at least 110% of the fair market value of the common stock at the time of grant and the ISO by its terms shall not be exercisable after the expiration of five years from the date of grant. Subject to earlier termination, each ISO shall expire on the date determined in the applicable Option Agreement at the time the ISO is granted, provided that such date shall not be more than 10 years from the date of grant, except as otherwise provided above. The terms and conditions applicable to the NSOs granted to Key Employees and Non-Employee Directors pursuant to the Plan (which need not be identical) and the Option Agreements relating thereto are determined by the Committee and the Committee may make such other determinations as it deems necessary or advisable for the administration of NSOs granted under the Plan.

    TERMINATION OF EMPLOYMENT OR SERVICE. Except as set forth below or otherwise determined by the Committee, each Option granted to a Key Employee shall expire on the expiration date or dates set forth in the applicable Option Agreement. Unless the Committee determines to extend the option exercise period for a period of up to ninety days and/or permits the Key Employee to exercise an Option that becomes exercisable during that 90-day period, an Option granted to a Key Employee shall expire on the first to occur of (i) the applicable date or dates determined by the Option Agreement or (ii) the date that the employment of the Key Employee with the Company or its subsidiaries terminates for any reason other than death or disability, retirement, or upon the occurrence of specified events. In no event, however, may the Committee permit such Key Employee to exercise an Option under this section after the expiration date or dates set forth in the applicable Option Agreement. If the employment of a Key Employee with the Company and its subsidiaries terminates by reason of disability (as determined by the Committee) or death, his unexpired Options or portions thereof, if any, held on the date of disability or death that would expire pursuant to the terms of her Option Agreement during the twelve-month period commencing on the date of disability or death, shall expire on the last day of such twelve-month period. During such twelve-month period, any such Option or portion thereof referred to in the preceding sentence may be exercised by such Key Employee or the appropriate beneficiary. If the employment of a Key Employee with the Company and its subsidiaries terminates due to retirement under any qualified retirement plan maintained by the Company and/or any of its subsidiaries, his Option shall expire on the earlier to occur of (i) the applicable expiration date or dates set forth in the applicable Option Agreement(s) or (ii) the third anniversary of the date of such termination of employment. If a Key Employee who has so retired dies prior to exercising in full an Option that has not expired pursuant to the preceding sentence, then notwithstanding the preceding sentence, such Option shall expire on the first anniversary of the date of the Key Employee's death.

    TERMINATION UPON OCCURRENCE OF SPECIFIED EVENTS. If, within two years after the occurrence of any event described in the paragraph below on adjustments, the employment of a Key Employee with the Company and its subsidiaries terminates voluntarily for good reason, or involuntarily for any reason other than for cause, or due to the death, disability or retirement of a Key Employee, and if such event does not have the prior written approval of a majority of the Continuing Directors (as defined in the Plan), the dates upon which his outstanding Options may be exercised shall be advanced to the date of termination. In such event, not later than 90 days following the date of his termination, the Key Employee may elect to exercise in whole or in part any or all of his Options notwithstanding any restrictions and conditions that may be contained in his Option Agreement.

    ADJUSTMENTS. In the event that: (i) any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under the Exchange Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company; or (ii) there occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person and
(A) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person (including any Affiliate or Associate) that directly or indirectly owns or is entitled to vote 20% or more of the Voting Power of the Company) hold less than 80% of the Voting Power of the survivor of such merger or consolidation or its parent; or
(B) in the case of any such sale, lease or exchange, the Company does not own at least 50% of the Voting Power of the other person; or (iii) one or more new directors of the Company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the Continuing Directors; the Committee may, in its discretion, revise, alter, amend or modify any Option Agreement with a Key Employee and any then outstanding and unexercised Option granted to a Key Employee in any manner that it deems appropriate, including, but not limited to, any of the following respects: (A) the Option may be deemed to pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the unexercised portion of the Option would be entitled if he actually owned such shares immediately prior to the record date or other time any such event became effective; and (B) the dates upon which outstanding and unexercised Options may be exercised may be advanced (without regard to installment exercise limitations, if any). If the Committee believes that any such event is reasonably likely to occur, the Committee may so revise, alter, amend or modify as set forth above at any time before and contingent upon the consummation of such an event.

    TERMINATION AND AMENDMENT OF THE PLAN. No ISOs shall be granted under the Plan more than ten years after the first to occur of (i) the date the Plan was adopted by the Board or (ii) the date the Plan was approved by the stockholders of the Company. The Board may at any time terminate, suspend or modify the Plan without authorization of stockholders to the extent allowed by applicable law, regulation or rule. No termination, suspension, or modification of the Plan may adversely affect any right acquired by any participant under an Option granted before the date of such termination, suspension or modification, unless such participant shall consent. Any member of the Board who is an officer or employee of the Company may not vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is only a summary of the principal federal income tax consequences of the options to be granted under the Plan, and is based on existing federal law

(including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

    INCENTIVE STOCK OPTIONS. Generally under present law, when an option qualifies as an ISO under Section 422 of the Code: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option,
(ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and
(iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain. Upon the exercise of an ISO, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at a graduated rate for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. The Company does not obtain a deduction as a result of an optionee incurring the alternative minimum tax.

    NON-QUALIFIED STOCK OPTIONS. In the case of NSOs, no income generally is recognized by the optionee at the time of grant. Under present law the optionee generally will recognize ordinary income at the time the NSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from an NSO will constitute compensation for services. Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of an NSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in connection with the exercise of an NSO provided the Company complies with any withholding requirements of federal and state law.

    RESTRICTIONS ON DEDUCTIONS. Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two other restrictions under the Code potentially applicable to deductions for executive compensation payments are the restriction on the deduction of so-called "excess parachute payments" (and the imposition of a 20% excise tax on the recipient thereof) and the deduction limit of $1,000,000 per year for certain executive compensation. Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

    EFFECT OF AMENDMENT. The Plan Amendment will have no effect upon the tax consequences to Key Employees or the Company.

    PLAN BENEFITS. The benefits and amounts that will be received by each of the Named Executives, the executive officers as a group and all other key management employees under the Plan are not presently determinable. No stock options were granted to the Named Executives during 1999.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The accountants of the Company are Arthur Andersen LLP, 45 South Seventh Street, Minneapolis, MN 55402-1611. Arthur Andersen LLP has performed accounting services for the Company and its predecessors since its appointment in the fourth quarter of 1991, which services have consisted of the examination of the consolidated financial statements of the Company and its affiliates and predecessors and limited assistance and consultation in connection with filings with the SEC. All professional services rendered by Arthur Andersen LLP during 1999 were furnished at customary rates and terms.

    It is anticipated that representatives of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions and to comment on the Company's consolidated financial statements.

    The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock represented and voting at the Meeting will be required for passage of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 ANNUAL REPORT

    The Company's Annual Report for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Arthur Andersen LLP, the Company's independent public accountants. Stockholders may obtain without charge a copy of the Company's annual report on Form 10-K including financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 1999 by writing to the Company at 3900 West Innovation Street, Sioux Falls, South Dakota 57107, Attention: Stockholder Relations.

                           PROPOSALS OF STOCKHOLDERS

    Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2000 Annual Meeting of Stockholders will be held on or about May 9, 2001. Proposals of stockholders intended to be included in the proxy materials for the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, by December 7, 2000, in a form that complies with the Company's Bylaws and applicable requirements.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

DATED: April 13, 2000

                                          By Order of the Board of Directors,

                                          /s/ Daniel P. Johnson

                                          Daniel P. Johnson
                                          SECRETARY

PROXY                                                                  PROXY

                   LODGENET ENTERTAINMENT CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2000

     The undersigned hereby appoints Mr. Tim C. Flynn and Mr. Scott C. Petersen, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each (the "Proxies"), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders
(the "Annual Meeting") of LodgeNet Entertainment Corporation (the "Company") to be held at the Company's National Headquarters and Distribution Center, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday,
May 10, 2000 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

     This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of Mr. R. Douglas Bradbury and Mr. Richard R. Hylland; "FOR" approval of the Plan Amendment; and "FOR" the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. If any other business is presented at the Annual Meeting, this Proxy confers authority to and shall be voted in accordance with the recommendation of the Board of Directors. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending and electing to vote in person.

                PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY
                 CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                       LODGENET ENTERTAINMENT CORPORATION
        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



                                                                  For all
1. ELECTION OF DIRECTORS FOR A                For   Withhold  (Except Nominees
   TERM OF 3 YEARS--                                            written below)
   NOMINEES: R. Douglas Bradbury,
   Richard R. Hylland                         / /     / /            / /

   -----------------------------------

2.  To approve the Plan Amendment.                   For   Against   Abstain
                                                     / /      / /       / /

                                                     For   Against   Abstain
3.  To ratify the appointment of Arthur              / /     / /       / /
    Andersen LLP as the Company's Independent public accountants for the fiscal year ending
    December 31, 2000.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.




                                                     Dated         , 2000
                                                           --------

                                     Signature(s)
                                                 ------------------------
                                     Signature(s)
                                                 ------------------------
----------------------------------   Please sign exactly as name appears
 PLEASE MARK, SIGN, DATE AND MAIL    hereon. Joint owners should each sign.
  THIS PROXY CARD PROMPTLY USING     Where applicable, indicate official
     THE ENCLOSED ENVELOPE           position or representative capacity.
----------------------------------
--------------------------------------------------------------------------
                         FOLD AND DETACH HERE